Exhibit 99.1

Northern Tier Energy Updates Operating Status of St. Paul Park Refinery & Third Quarter Throughput Guidance

RIDGEFIELD, Conn., September 23, 2013 /PRNewswire/ — Northern Tier Energy LP (NYSE:NTI) (“Northern Tier Energy” or the “Company”), a Delaware limited partnership announced on Sunday, September 22nd that the Company’s St Paul Park, MN refinery experienced a fire in its larger crude distillation unit. The fire appears to have originated at an atmospheric tower discharge pump. The fire occurred at approximately 11:30 am central time and was brought under control by the refinery’s Emergency Response Team working with the fire departments from the cities of St Paul Park and Newport and was completely extinguished by 2:16 pm central time.

The cause of the fire and extent of the damage is currently being assessed, but preliminary estimates indicate that the outage of this crude unit will last approximately three to four weeks and repair costs should be less than $10 million. The smaller crude distillation unit and the downstream units at the refinery are in the process of being safely restarted. Current estimates indicate that this smaller crude unit and all downstream units, with the exception of the fluid catalytic cracking (“FCC”) unit, will begin operating within the next day. The Company’s planned turnaround on its FCC unit was scheduled to begin October 1st. However, the Company now intends to initiate this turnaround activity immediately due to the reduction in crude throughput. Increased total throughput levels of approximately 40,000 barrels per day (“BPD”) are estimated to be reintroduced at the refinery by early October and rates of up to approximately 85,000 BPD are expected to be achieved by mid October. Until that time, Northern Tier Energy will continue to supply its SuperAmerica retail outlets and other term commitments.

Given the occurrence of these events, the Company is updating operating guidance on throughput for the third quarter of 2013. Original third quarter throughput guidance was expected to be between 90,000 and 95,000 BPD. Updated throughput for third quarter is now expected to range between 78,000 and 81,000 BPD. Throughput guidance for the entire fourth quarter will be provided during the Company’s third quarter earnings call which will be held during the week of November 11th.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 92,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 163 convenience stores and supports 73 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Ridgefield, Connecticut.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier Energy’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier Energy undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier Energy cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier Energy’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

For Further Information, Contact:

Alpha IR Group

Phone: (203) 244-6544

Email: NTI@alpha-IR.com